Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 (by reference to the Registration Statement on Form S-1 File No. 333-284052) of our report dated April 16, 2024, with respect to the consolidated financial statements of Hepion Pharmaceuticals, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2023. Our opinion includes an explanatory paragraph as to Hepion Pharmaceuticals, Inc.’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

January 21, 2025